Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
November 1, 2007		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports Third Quarter 2007 Results

Third Quarter 2007 Highlights

•                  Net income increases 24% to $9.4 million

•                  Operating income increases 18% to $17.6 million

•                  Revenue increases 14% to $47.0 million

Salem, MA (November 1, 2007) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the quarter ended September 30, 2007.  For the quarter, revenue was $47.0 million, an increase of $5.7 million or 14% as compared to revenue of $41.3 million for the quarter ended September 30, 2006.  Net income was $9.4 million for the quarter as compared to $7.6 million for the same period in 2006, an increase of $1.8 million or 24%.

For the nine months ended September 30, 2007, revenue was $134.7 million, an increase of $21.3 million or 19% as compared to revenue of $113.4 million for the nine months ended September 30, 2006.  Net income was $25.3 million for the nine months ended September 30, 2007, as compared to $16.6 million for the same period in 2006, an increase of $8.7 million or 52%.

Other income for the nine months ended September 30, 2007 includes a pre-tax gain of $2.3 million recorded in the second quarter on the disposition of certain assets and a license settlement. These one-time items, both received by Commnet, had a combined positive impact after-tax of $1.0 million on net income for the nine months ended September 30, 2007.

On a per share basis, net income increased by 15% to $0.61 per diluted share (on 15.3 million shares) from $0.53 per diluted share (on 14.4 million shares) for the quarter ended September 30, 2006 and increased by 32% to $1.66 per diluted share (on 15.3 million shares) from $1.26 per diluted share (on 13.2 million shares) for the nine months ended September 30, 2006. The Company sold 2.6 million shares of common stock through a public offering in the third quarter of 2006.

“The third quarter continues the year’s trends of solid growth in net income, operating income and revenue,” said Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc.  “As with last year, the third quarter also benefited from seasonally higher traffic in our U.S. rural wireless business, Commnet Wireless.  Commnet’s growth was also the primary driver of consolidated revenue and profit growth for the quarter.  We have continued to invest in the expansion of our GSM and CDMA networks in remote areas of the Southwest while also benefiting from growth in voice and data traffic volumes at existing sites.  The pending sale of our network in two Midwestern states and our agreement to build a similarly sized network in three other states will likely slow Commnet’s growth in the near-term while we undertake our new network builds.

“As to our other businesses, GT&T has been able to grow revenue slightly in the face of increased competition for wireless customers and traffic, although the cost of that competitive environment continues to put pressure on profits and margins.  In New England, Sovernet’s results remain flat. As we have said in previous periods, achieving overall revenue and profit growth at Sovernet is going to be a challenge as the mix of business continues to shift.  In Bermuda, we are delighted to announce that EV-DO data roaming has finally been launched in recent weeks and we hope that achievement, together with local data subscriber growth, will help return BDC to a modest growth mode in 2008.  Lastly, management and staff, including several important new hires, have continued to improve results in the U.S. Virgin Islands, which has contributed to consolidated profit growth.”

Third Quarter 2007 Operating Highlights

The following operating results for the quarter ended September 30, 2007 are compared against the same period in 2006 unless otherwise indicated.

Wireless Revenue.  Wireless revenue increased by $4.4 million, or 26%, to $21.5 million from $17.1 million.  Of this increase, $4.2 million was attributable to our domestic rural wireless network and the ongoing deployment of new GSM and CDMA base stations, along with growth in minutes of use and increases in data and international roaming revenue. We ended the quarter with a total of 287 GSM and CDMA base stations in our U.S. network, compared to 183 on September 30, 2006.  Wireless revenue in Guyana increased by $0.2 million.  Our Guyana wireless customer base grew from 261,000 subscribers as of September 30, 2006 to 330,000 subscribers as of September 30, 2007 and from 305,000 as of June 30, 2007.

Local Telephone and Data Revenue.  Local telephone and data revenue grew to $11.8 million compared to $11.5 million in 2006, an increase of 3%.  While our Guyana operations increased its access lines from 117,000 lines to 127,000 lines, or 9%, GT&T’s local telephone and data revenues increased only slightly as a result of decreasing prepaid landline activity.  Sovernet also reported a slight decrease in total revenue as compared to 2006, although the 2006 period benefited from a one-time revenue pickup related to a carrier settlement.  While Sovernet continues to add business customers for its voice and data services, it is being negatively impacted by the decline in its residential data business, particularly its dial-up Internet services.  Our Virgin Islands operations saw an increase in revenue as our high-speed data subscribers in that market increased by 64%, and we also had a strong increase in sales of high-capacity Internet services to businesses and government offices.

International Long Distance Revenue and Other Revenue.  International long distance revenue, all of which is generated by our GT&T subsidiary, was $12.6 million, an increase of $0.8 million, or 7%, from $11.8 million in 2006.  This increase was primarily driven by continued expansion of our wireline network and an overall increase in wireless subscribers in Guyana.  Inbound minutes represented 82% of international traffic for the quarter.  Other revenue increased by 11%, primarily as a result of an increase in television subscribers in our Virgin Islands operations.

Operating Expenses.  Operating expenses increased by $2.8 million, or 11%, from $26.5 million to $29.3 million for the third quarter 2006 and 2007, respectively.  This increase primarily reflects additional sales and marketing expenses incurred by our Guyana wireless business, including wireless handset promotions, advertising and sales commissions.  Engineering and operations expenses, termination and access fees and depreciation and amortization expenses also increased at both our Guyana and United States rural wireless operations as a result of network expansion and increased traffic volumes in these businesses.

Operating Income.  Operating income increased by $2.7 million, or 18%, from $14.9 million to $17.6 million in comparison to the third quarter of 2006.  This increase came predominately from wireless revenue growth offset by an increase in sales and marketing expenses in Guyana and other operating expenses associated with our network expansions as noted above.

Bermuda Digital Communications.   Equity in the earnings from BDC, our Bermuda affiliate, decreased slightly due to a decline in voice revenue and an unusual decrease in roaming by our own subscribers in the month of September 2007.  Overall wireless subscribers continued to decrease slightly.

Other Events.  In September, Commnet, our domestic rural wireless business, entered into an agreement with a national carrier to sell 59 cell sites, along with spectrum licenses, in two Midwestern states for total consideration of approximately $17.0 million.  At the same time, Commnet entered into an agreement with this carrier to purchase and lease spectrum and build a network in rural areas in three states.  This new network is expected to consist of at least 70 sites, and, in return for a long-term roaming agreement with this carrier, Commnet committed to complete the network build by March 31, 2008.  We expect the sale to close in late 2007 or early 2008, however both transactions are subject to regulatory approval and certain other conditions to closing.  The Company expects to record a pre-tax gain when the sale is consummated between $4.0 and $5.0 million in connection with the sale.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Friday, November 2, 2007 at 11:30 a.m. Eastern Time (ET) to discuss its third quarter results for 2007.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (800) 926-9907 and International: (303) 223-0120.  A replay of the call will be available from 1:30 p.m. (ET) November 2, 2007 until 1:30 p.m. (ET) on November 9, 2007. The replay dial-in numbers are US/Canada: (800) 633-8284 and International: (402) 977-9140, access code 21353792.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company with corporate offices in Salem, Massachusetts and St. Thomas, U.S. Virgin Islands.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international service, as well as the largest wireless service provider, in the Cooperative Republic of Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England; and Choice Communications, LLC, which provides wireless television and wireless broadband services, as well as dial-up internet services in the U.S. Virgin Islands.  The Company also owns 43% of Bermuda Digital Communications Ltd., which, under the Cellular One name, is the largest provider of wireless voice and data services in Bermuda.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company, demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and long distance telephone services in Guyana; (2) any significant decline in the price or volume of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers;  (7) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (8) economic, political and other risks facing our foreign political operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) any loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; (16) the possible reduction of our economic interest in our Bermuda affiliate in  July 2008; and (17) our ability to realize the value that we believe exists in businesses that we acquire.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which is on file with the SEC.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31,	September 30,
	2006	2007
Assets:
Cash and Cash Equivalents	$60,543	$60,967
Other Current Assets	30,596	34,346
Assets Held For Sale	—	13,324

Total Current Assets	91,139	108,637

Fixed Assets, net	138,573	145,526
Goodwill and Other Intangible Assets, net	59,733	56,517
Other Assets	13,169	14,773

Total Assets	$302,614	$325,453

Liabilities and Stockholders’ Equity:
Accounts Payable, Accrued Liabilities, and Other Current Liabilities	$35,041	$35,713
Liabilities Held For Sale	—	1,305

Total Current Liabilities	35,041	37,018

Long Term Debt	50,000	50,000
Other Liabilities	12,871	13,153

Total Liabilities	97,912	100,171

Minority Interests	25,932	25,931

Stockholders’ Equity	178,770	199,351

Total Liabilities and Stockholders’ Equity	$302,614	$325,453

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Revenue:
Wireless	$17,050	$21,453	$44,595	$58,741
Local Telephone and Data	11,532	11,816	31,574	35,019
International Long Distance	11,833	12,649	34,513	37,898
Other Revenues	932	1,043	2,682	3,054

Total Revenue	41,347	46,961	113,364	134,712

Operating Expenses:
Termination and Access Fees	6,077	6,811	17,317	19,740
Internet and Programming	940	857	2,571	2,524
Engineering and Operations	5,013	5,420	14,000	16,893
Sales, Marketing and Customer Services	2,487	3,614	6,328	12,352
General and Administrative	5,637	5,591	16,036	16,661
Depreciation and Amortization	6,133	6,815	18,033	19,975
Non-Cash Stock Based Compensation	195	213	609	631

Total Operating Expenses	26,482	29,321	74,894	88,776

Operating Income	14,865	17,640	38,470	45,936

Other Income (Expense):
Interest Income (Expense), net	(398)	(7)	(1,881)	218
Other Income	21	24	619	2,969

Other Income (Expense), net	(377)	17	(1,262)	3,187

Income Before Income Taxes, Minority Interests and Equity in Earnings of Unconsolidated Affiliates	14,488	17,657	37,208	49,123
Income Taxes	6,286	7,863	18,976	21,778

Income Before Minority Interests and Equity in Earnings of Unconsolidated Affiliates	8,202	9,794	18,232	27,345
Equity in Earnings of Unconsolidated Affiliates	708	668	2,010	1,766
Minority Interests	(1,307)	(1,060)	(3,614)	(3,762)

Net Income	$7,603	$9,402	$16,628	$25,349

Net Income Per Share
Basic	$0.53	$0.62	$1.27	$1.67
Diluted	$0.53	$0.61	$1.26	$1.66
Weighted Average Common Shares Outstanding
Basic	14,262	15,175	13,053	15,162
Diluted	14,353	15,317	13,223	15,295